Exhibit 10.2
Certain identified information has been omitted from this document because it is not material and is the type that the Company customarily and actually treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

This Agreement has been executed in English and Arabic; Arabic version has been omitted for purposes of this filing.

Side Letter
To: Lucid Limited Company, A Limited Liability Company -One Person-, established and organized under the laws and regulations of Saudi Arabia with its National Address: Building No. (3074) Unit No. (265) Riyadh 12213 – 8022 Kingdom of Saudi Arabia. registered in the Commercial Registry of Riyadh under unified No. ( ) dated: 24/09/1442H. (the Company)
For the attention of: Lucid Limited Company
[26] day of [07] 1443H (corresponding to [27] day of [02] 2022G)
Dear Sirs,
1.Background
We refer to each of the following:
(a)the SAR 5,190,000,000 (Five Billion, One Hundred Ninety Million Saudi Riyals loan agreement number (6400, SAU7135) (the Agreement) dated [26-01-1443H, 27-02-2022] between the Company and the Saudi Industrial Development Fund;
(b)the follow up agreement number (6400, SAU7135) dated [26-01-1443H, 27-02-2022] between the Company and the Saudi Industrial Development Fund (the Follow up Agreement);
(c)This letter is supplemental to and amends the Agreement and Follow up Agreement.
2.Interpretation
Capitalised terms defined in the relevant Amended Agreement have the same meaning when used in this letter unless expressly defined in this letter
3.Amendments and Clarifications
The Amended Agreement is amended and/or clarified (as applicable) in the manner set out in the Schedule to this letter on and from the date on which this letter is signed by both parties as set out below.
4.Miscellaneous
(d)From the date of this letter, each Amended Agreement and this letter will be read and construed as a single document, respectively.

(e)Except as otherwise provided in this letter, each Amended Agreement remains in full force and effect.
5.Governing law
This letter is subject to, governed by and shall be construed in accordance with, both the substantive and procedural laws and regulations of the Kingdom of Saudi Arabia.
If you agree to the terms of this letter, please sign where indicated below.
Yours faithfully,
Signature /s/ Mohammed Bin Abdullah Al-Jasser
For
SAUDI INDUSTRIAL DEVELOPMENT FUND
Name: Mohammed Bin Abdullah Al-Jasser
Position: VP/ Legal and Compliance
ACKNOWLEDGEMENT
We agree to the terms of this letter.
Signature /s/ Faisal Sultan
For
Lucid Limited Company
Name: Faisal Sultan
Position: Manager of the Company and Authorized According to Article of Association Issued from Ministry of Trade Authenticated No. dated: 17/09/1442H.
Date: 26/07/1443H (27/02/2022Gr)

“SIDE LETTER”
Amendment of Loan Agreement, Follow Up Agreement
1-Amendments to the Loan Agreement:
Additional clarification related to Special Conditions and Special Covenants:
“In each of the Special Conditions and Special Covenants, where any effort is required to be done to the satisfaction of the Fund, such satisfaction shall not be unreasonably withheld, delayed or conditioned”
Clause 3: DRAWDOWN:
Paragraph 1 Clause 3 is amended to read as follows:
“Disbursement will be made from time to time to compensate the Borrower for project costs incurred and paid all in accordance with the Fund’s disbursement policies. The Fund acting reasonably shall be satisfied that the costs incurred by the Borrower are true and valid.”
Clause 6: [***]
Clause 7: PAYMENTS:
Clause 7 is amended to read as follows:
“All payments to be made by the Borrower hereunder shall be made in immediately available funds and in legal money of Saudi Arabia without any deduction or withholding whatsoever either to the Office of the Fund or (if the Fund shall from time to time so specify) to such bank account as may be so specified with direct telex/telegraphic, Fax or email ( ) advice to the Fund.”
Clause 8: CONDITIONS PRECEDENT:
Paragraph 2 (B) Clause 8 is amended to read as follows:
“Such other information and documents including financial information concerning the Borrower and / or the Project as the Fund may reasonably request.”
Clause 9: Representations, Warranties and Agreements
1-Paragraph 4 Clause 9 is amended to read as follows:
“The Borrower is not in default under any contractual obligations relating to the project and no event which, in association with the giving of notice, lapse of time or other conditions, would constitute such a default as aforesaid and no material litigation, arbitration or administrative proceedings are presently current or pending or, to the knowledge of the Borrower expected.”
2-Paragraph 5 Clause 9 is amended to read as follows:
“All information concerning the Borrower and the project introduced to the Fund are true and correct in all material respects and the Borrower is not aware of any facts, matter or thing which ought to be disclosed to the Fund or which if disclosed to the Fund might materially affect the decision of the Fund to make the Loan.”
Clause 10: COVENANTS:
1-Paragraph 1 Clause 10 is amended to read as follows:
“The Borrower shall furnish to the Fund (A) as soon as possible, but in no event later than 90 days after the end of its financial year, a balance sheet of the Borrower as at the end of such year together with a profit and loss account of the Borrower covering such year and such balance sheet and profit and loss account shall be certified by qualified independent auditors in KSA and selected by the Borrower and reasonably acceptable to the Fund; (B) within 45 days after the end of quarter 1, 2 and 3, interim financial statements including a statement of the application of all amounts disbursed by the Fund; (C) forthwith upon request from the Fund such further financial and other information and documents concerning the affairs and financial conditions of the project or the Borrower as the Fund may request from time to time as soon as possible, but in no event later than 30 days.”
2-Paragraph 2 Clause 10 is amended to read as follows:
“The Borrower shall keep proper books of record and account, and upon request of the Fund reasonably acceptable to the Borrower such access as the Fund reasonably requires during normal business hours to examine, audit and make copies of and take extracts from all or any of its books, records, contracts and other documents and to inspect the Project and its site and any other properties or assets of the Project, on reasonable notice and subject to the reasonably requirements of the Borrower in respect of attendance at sites controlled by the Borrower, given that the Borrower does not obstruct the Fund’s inspections.”
3-Paragraph 3 Clause 10 is amended to read as follows:
“The Borrower shall execute further mortgages over the property comprised in the Mortgage Note from time to time as reasonably required by the Fund.”
4-Paragraph 4 Clause 10 is amended to read as follows:
“The Borrower shall (a) maintain and keep in force its Commercial Registration and the Industrial License for the Project and shall obtain and maintain all authorizations, required in relation to the Project and/or in relation to the making and performance of this Agreement, the Order Notes and the Mortgage Deed (b) not carry on any business or activity contradicting with the Project (c) observe and comply in all material respects with all laws, regulations, orders, decrees and directives of any governmental authority, agency or court having jurisdiction over the Borrower or its property or assets.”
5-Paragraph 5 Clause 10 is amended to read as follows:
“The Borrower shall forthwith notify the Fund in writing and thereafter keep the Fund fully informed of any material litigation, arbitration or administrative proceedings.”
6-Paragraph 6 Clause 10 is amended to read as follows:
“The Borrower shall pay and discharge any and all taxes assessments and governmental charges or levies relevant to the project and imposed upon it or its property or assets, prior to the dates on which penalties would otherwise attach thereto save to the extent they are being contested, in which case the Borrower will notify the Fund of the contested matter. Upon providing notice to the Fund, the contested matter will not constitute a breach of this paragraph of the Loan Agreement between the Fund and Borrower, the final verdict will be based on the conclusion of the related authorities.”
7-Paragraph 7 Clause 10 is amended to read as follows:
“The Borrower shall take out and maintain at its own expense with insurers acceptable to the Fund such insurance and permeation from the Saudi central Bank (SAMA)’s on the assets of the project and the total coverage under said policy will not be less than the book value of the project’s fixed assets. In addition, the Borrower will secure reasonable insurance for the facility in accordance with standard practices, and in any event subject to what is available in the market on reasonable commercial terms. The policies relating to the said insurance’s shall contain or be endorsed with loss payee clauses as a first beneficiary and should contain a 30-day cancellation clause in favour of the Fund if so requested by the Fund and such policies together with the premium receipts and any insurance certificates shall on demand be available for the Fund to inspect and take copies. In the event of any sums of money being received under any insurance in respect of any of the property and assets of the Borrower such sums shall be applied in replacing, restoring or reinstating the property or assets destroyed or damaged unless the Fund otherwise direct in writing.”
8-Paragraph 9 Clause 10 is amended to read as follows:
-Increased obligation
“The Borrower shall not (other than as provided in the Mortgage Deed and unless otherwise consented to by the Fund) create, incur or suffer the existence of any mortgage, charge, lien, pledge or other encumbrance on any of its property, revenue or assets now owned or hereafter acquired; the fund consent to such impairment shall not be unreasonably withheld, conditioned or delayed. ”
9-Paragraph 16 Clause 10 is amended to read as follows:
“The Borrower will at all times maintain management level acceptable to the Fund acting reasonably.”
Clause 11: EVENTS OF DEFAULT:
Paragraph 1 Clause 11 is amended to read as follows:
“Default by the Borrower in the payment, when due, of any principal in respect of the Loan or the Order Notes or other amount payable hereunder unless such payment is made with 5 business days of the due date.”
Clause 13: MISCELLANEOUS:
Paragraph 3 Clause 13 is amended to read as follows:
“The Borrower hereby expressly consents and agrees that the books and records of the Fund (in addition to the executed outstanding Order Notes) shall at all times be evidence of the facts and matters stated therein with regard to the Loan.”
2-Amendments to the Follow Up Agreement:

Clause 3 is amended to read as follows:
“the Investor undertakes to pay SIDF in return for the tasks mentioned in clause 2 above charges to be specified by SIDF based on the working hours spent by SIDF employees in executing those tasks, and the Maximum of any individual semi-annual follow-up fees not to exceed SR 52,000,000 (Fifty Two Million Saudi Riyals) and the total of all fees not to exceed SR 1,350,000,000 (One Billion, Three Hundred Fifty Million Saudi Riyals) throughout the term of the loan, of which SIDF will send periodical notices to the Investor. The records of SIDF shall be a true proof and conclusive evidence in this concern. In the event of the extension of the relationship after the final repayment for any reason, the Fund has the right to modify the cap on the follow-up fees identified above. In the event of prepayment of the full loan amount, the Fund will not impose any penalties and follow-up fees, except for the fees due prior to the prepayment date.”